Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-219037) pertaining to the Exelon Employee Savings Plan for Represented Employees at TMI and Oyster Creek of our report dated June 25, 2019, with respect to the financial statements and supplemental schedule of the Exelon Employee Savings Plan for Represented Employees at TMI and Oyster Creek included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ MITCHELL & TITUS, LLP
Chicago, Illinois
June 25, 2019